May 2, 2007

Terms of agreement between:

Global Energy Inc (GE) public company on NASDAQ OTCBB.
With offices in Israel at
Migdal Aviv 35 floor
7 Aba Hilel St, Ramat Gan, Israel

And

ALPHAKAT GMBH (AK)
Schlstrasse 8
D-96155 Buttenheim, Germany.

1.	ALPHAKAT GMBH (AK) Technology	AK and its principle Dr. Christian Koch developed owned and registered patents for technology to convert different types of Municipal solid Waste (MSW), organic materials, refinery sludge etc' into mineral diesel oil. The technology incorporate KDV plant and low temperature vacuum process including special patented catalyst and high speed turbine to distillate organics into diesel, all together the "technology" KDV500 has turbine of 2X200 KW, KDV5000 has turbine of 2X2000 KW
2.	AK demonstration plants	AK has build five plant to demonstrate its technology in the following countries: Mexico, Canada, Spain, Bulgaria and Italy. The plants KDV 500 in Spain, Canada and Bulgaria are in a phase of final commission, GE has started due diligence and visited the KDV500 in Bulgaria, GE also discussed with the principals of the Canadian operation to learn more about the KDV500 in the state of Toronto town Berrie, Canada.
3.	GE and AK cooperation	Both companies GE and AK are looking to find a frame work to cooperate in developing the technology, the potential market, and establish long term relationship to bring the technology to its utmost potential.
4.	GE contributions	GE can assist AK in the following field: a. Financial support. b. Assistance in corporate management, sales and after sales support. This will achieve by new joint marketing and Sales Company (M&S) as defined below. c. Organizer of engineering and plant erection world wide. d. Manage of Joint Venture in many countries to produce diesel by utilizing the technology.
5.	AK contributions	AK and its principle Dr. Christian Koch can emphasize it valuable time for: a. Continues R&D for perfection of the technology.

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		b. Continues study to reduce the cost of the KDV units. c. Leading the R&D program for KDV 5000. d. Support the team of building and erection of plants. e. Support field ideas from the joint Ventures to maximize the technology.
6.	Phase one: Marketing and Sales Company	AK and GE will establish a marketing and sales world wide marketing company with equal partnership. The M&S will have exclusive right to sell the technology and plants world wide. No other company will receive such exclusive rights. AK will continue to sell the technology and plants with other and smaller turbine up to 200 KW and 350 KW directly to any person in the world. It is AK's option to give old or new contact for new plant to the joint M&S company to continue the sales negotiations. AK already gave exclusive rights for sales to: Italy, Spain, Portugal, Bulgaria, Mexico and Canada, and in Mexico and Spain for cooperation in mounting plants. • The end user of M&S company will pay the cost of the plant directly to AK the price include agreed fee of 10 % to the joint M&S Company. • GE will finance all the M&S Company activity in the world. • GE will deal with all permits required for erecting and sale the diesel in these countries. • GE will manage the company and will appoint the personal to achieve the goals of sales and after sales maintenance for these plants. • GE will build a finance program to support the end user world wide and allow them to pay the plant cost to AK. • AK will support all technical aspects of the company and the customers. • AK and GE will agree of the company strategy and its annual plans. • AK has the right to vote against a specific decision of a deal. • The joint company will be the only company with such rights. • The joint company will have the exclusive right to sell any KDV turbine larger than and 350 KW.
7.	Order of 3 KDV 500	GE intends to order 3 KDV500 for Poland, USA and Israel. GE intends to start the permitting process for these 3 KDV500 plant. The price of one KDV500 will be 2.5 million Euros if GE will

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		order one units and 2.4 if GE will order all 3 units together. Payment terms: * 100,000 Euros for permitting process for all 3 units, AK and Dr. Koch will support the permitting and EIA process, if the process will require more hourly work than GE will pay additional hourly rate of 100 Euros for Dr. Koch, 80 Euros for senior engineer and 60 Euros for technician. * Second payment of 1.2 million euros for ordering of 6 turbines. * Third payment for each plant of 50% - 400K already paid for the 2 turbines payment when building permit received. * Fourth payment of 40% at delivery to site. * Fifth payment of 10% after commission.
8.	Monthly payment	GE directly or through the joint company will pay to Dr. Koch a salary of 10,000 Euro per month.
9.	Initial Payment	The monthly payment will start subject to: First payment of 10,000 Euro will be only after complete technical "Due Diligence (DD)" which will include: (i) laboratory test of sealed sample of diesel from KDV 500 and (ii) visit continues operation of KDV plants.
10.	Phase two	AK and GE want to establish long term cooperation and allow the parties to know each other and achieve mutual trust in the technology and the people involve in the two companies. GE will have the option to invest directly in AK. For the money invested by GE in AK, GE will get shares of the company as define below. AK will use the money invested by GE to: a. GE will pay the actual cost of the KDV2000 and AK will keep open books for that purpose GE will also be involve in these process. b. All the above said investment will consider as full price and payment for the first KDV5000 that GE will order. c. The investment for order of KDV5000 will be done by 3 equal installments every 6 month starting at the end of the DD period. d. For the payment of the KDV5000 GE will get 10% shares of AK. e. AK will show all the information to representative of GE, And GE representative will assist AK as much as possible. f. The phase two is limited to start this year 2007 with the first prepayment for ordering the necessary parts and payments of the first part of 2 million euro, when the payment is not released this year the agreement about phase two is cancelled. AK acknowledges that GE is public company and has to report to the Stock Exchange Commissioner (SEC) according the law and AK will report accordingly.

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		This investment will subject to full DD that will include: i. Patent and intellectual properties. ii. Auditing company's balance sheets for the previous three years, including all bank loans and other obligations. iii. Full discloser of KDV 500 production. iv. Full discloser of shareholding and shareholding agreements with companies in the countries mentioned in section 2 above. v. Full discloser of employee and subcontract agreements. vi. Discloser of all company's registrations, article of associations, legal aspects, past law sues, etc. vii. Board resolutions. viii. Any other discloser that GE may request to comply with its obligation to SEC ix. The money will invest in the company according to agreed mile stones of the R&D program and the need of agreed working capital. x. AK will arrange in proper manner all the company's intellectual property, process; know how, drawings and engineering data. This option for second DD period will be up to eight (8) month after the first payment of first phase.
11.	DD period	GE will finalize its first DD period 30 days after the visit to an operational KDV 500 plant.
12.	Final agreement	Upon mutual decision of both sides after the DD period GE and AK will work to draft a final agreement for development of KDV5000 GE in AK. The final agreement will include but not limited to: New article of association, new board of directors, mechanism to achieve decisions, appointing of general manager CEO, appointing of CFO, dispute resolutions, etc.
13.	First refusal	AK agrees that if AK want to sell part of AK shares to third party it will give right of first refusal to GE.
14.	Termination of the terms of the agreement	This agreement is canceled if automatically if one of the parties is not fulfill the obligations.

Dr. Christian Koch

CEO

ALPHAKAT GMBH

Mr. Asi Shalgi

CEO

Global Energy